Exhibit 99.2

Seaport Global Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, commencing December 9, 2020

New York, December 8, 2020 (GLOBE NEWSWIRE) – Seaport Global Acquisition Corp. (the “Company”) announced today that, commencing December 9, 2020, holders of the 14,375,000 units sold in the Company’s initial public offering may elect to separately trade the shares of the Company’s Class A common stock and warrants included in the units. Class A common stock and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “SGAM” and “SGAMW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “SGAMU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The Company is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies emerging from a reorganization or distressed situation. The Company is led by Chairman and Chief Executive Officer, Stephen C. Smith, and Chief Financial Officer, Michael Ring. In addition to Messrs. Smith and Ring, the Board of Directors includes Jay Burnham, Shelley Greenhaus, Jeremy Hedberg and Charles Yamarone.

The units were initially offered by the Company in an underwritten offering. B. Riley Securities, Inc. acted as the sole book-running manager for the offering. A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on November 27, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from B. Riley Securities, Inc. at 1300 17th Street N., Suite 1400, Attn: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (800) 846-5050 or by email at prospectuses@brileyfin.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Stephen C. Smith

Chairman and Chief Executive Officer

Seaport Global Acquisition Corp.

360 Madison Avenue, 20th Floor

New York, NY 10017

Telephone: 212-616-7700